VALHI REPORTS FOURTH QUARTER 2018 RESULTS

DALLAS, TEXAS . . March 11, 2019.  Valhi, Inc. (NYSE: VHI) reported net income from continuing operations attributable to Valhi stockholders of $22.3 million, or $.07 per diluted share, in the fourth quarter of 2018 compared to $141.1 million, or $.41 per diluted share, in the fourth quarter of 2017.   Valhi reported net income from continuing operations attributable to Valhi stockholders of $228.1 million, or $.67 per diluted share, in the full year of 2018 compared to $316.7 million, or $.93 per diluted share in the full year of 2017.  Net income from continuing operations attributable to Valhi stockholders decreased from the 2017 periods primarily due to the net effects of a second quarter 2018 litigation settlement charge related to NL, lower operating results from our Chemicals Segment in both the fourth quarter and full year of 2018 and various income tax expense (benefit) items in both 2017 and 2018 as discussed below.

The Chemicals Segment’s net sales of $349.4 million in the fourth quarter of 2018 were $103.9 million, or 23%, lower than in the fourth quarter of 2017.  The Chemicals Segment’s net sales of $1.7 billion in the full year of 2018 were $67.1 million, or 4%, lower than in the full year of 2017.  The Chemicals Segment’s net sales decreased in the fourth quarter of 2018 compared to the same period in 2017 due to the unfavorable effects of lower average TiO2 selling prices and lower sales volumes.  The Chemicals Segment’s net sales decreased in the full year of 2018 compared to the full year of 2017 due to the net effect of higher average selling prices and lower sales volumes.  The Chemicals Segment’s average TiO2 selling prices were 2% lower in the fourth quarter of 2018 as compared to the fourth quarter of 2017 and were 13% higher in the full year of 2018 as compared to 2017.  The Chemicals Segment’s average selling prices at the end of the fourth quarter of 2018 were 4% lower than at the end of the third quarter of 2018 and were 3% lower than at the end of 2017. Lower prices in the European, Latin American and export markets were partially offset by higher prices in North America at the end of 2018 as compared to the end of 2017.  TiO2 sales volumes in the fourth quarter of 2018 were 22% lower as compared to the record fourth quarter sales volumes of 2017 primarily due to lower sales in the European and export markets reflecting the effects of reduced shipments as customer inventory levels continued to return to more normal levels partially offset by higher sales in the North American market. The sales volumes in the full year of 2018 were 16% lower than the same period in 2017 primarily due to a combination of factors including (i) lower sales in all major markets resulting from a controlled ramp-up in January 2018 as the Chemicals Segment brought the second phase of its new global enterprise resource planning system online; (ii) inventory management to assure adequate supply to our customers during the spring and summer necessitated by the lower production volumes in the first three months of the year (as discussed below); (iii) product availability in the second quarter; and (iv) customer inventory level changes in the second, third and fourth quarters as discussed above.  Fluctuations in currency exchange rates (primarily the euro) decreased net sales by approximately $4 million in the fourth quarter of 2018 and increased net sales by approximately $49 million in the full year of 2018 as compared to the same periods in 2017.  The table at the end of this press release shows how each of these items impacted the overall change in net sales.

The Chemicals Segment’s operating income in the fourth quarter of 2018 was $47.7 million as compared to $123.8 million in the fourth quarter of 2017.  For the full year of 2018, the Chemicals Segment’s operating income was $342.9 million as compared to $358.5 million in 2017.  The Chemicals Segment’s operating income decreased in the fourth quarter of 2018 compared to the 2017 period primarily due to the unfavorable effects of lower average TiO2 selling prices, lower sales and production volumes and higher raw materials and other production costs.  The Chemicals Segment’s operating income decreased in the full year of 2018 compared to the full year of 2017 primarily due to the net impact of higher average TiO2 selling prices, lower sales and production volumes and higher raw materials and other production costs.  The Chemicals Segment’s TiO2 production volumes were 8% lower in the fourth quarter and 7% lower in the full year of 2018 as compared to the same periods in 2017.  The Chemicals Segment’s production facilities operated at 95% of average practical capacity utilization rates in 2018 (95%, 97%, 92% and 95% in the first, second, third and fourth quarters of 2018, respectively) compared to full practical capacity utilization rates for the comparable periods in 2017.  The decrease in TiO2 production volumes in the 2018 periods compared to the production volumes in the comparable 2017 periods was primarily due to increased maintenance activities at certain facilities in 2018, and the implementation of a productivity-enhancing improvement project at the Chemicals Segment’s Belgian facility in the first quarter of 2018.  Fluctuations in currency exchange rates also affected operating income comparisons, which increased segment profit by approximately $7 million in the fourth quarter of 2018 and by approximately $33 million in the full year of 2018 as compared to the same periods in 2017.

The Component Products Segment’s net sales increased 9% in the fourth quarter of 2018 and 6% in the full year of 2018 compared to the respective periods of 2017.  The Component Products Segment’s net sales increased over both the comparable 2017 periods primarily due to higher marine component sales volumes to manufacturers of ski/waterboard boats and larger center-console boats, and to a lesser extent higher security products sales to certain markets, particularly transportation and office furniture.  The Component Products Segment’s operating income was comparable in the fourth quarter of 2018 to the fourth quarter of 2017.   For the full year of 2018, Component Products Segment’s operating income increased primarily due to improved fixed cost leverage facilitated by higher production volumes for both security products and marine components.

The Real Estate Management and Development Segment had fourth quarter 2018 sales of $11.9 million, including $9.0 million in revenue on sales of land held for development, compared to sales of $17.5 million in the fourth quarter of 2017, including $15.4 million in sales of land held for development.   For the full year of 2018 the Real Estate Management and Development Segment had sales of $40.0 million, including $31.7 million in revenue on sales of land held for development, compared to sales of $38.4 million in the full year of 2017, including $29.9 million in sales of land held for development.  The Real Estate Management and Development Segment had operating income in the fourth quarter of 2018 of $2.1 million, a decrease of $1.4 million compared to operating income of $3.5 million in the 2017 period, consistent with lower land sales revenues due to relative changes in the amount of development activities in the fourth quarter of 2018.  The Real Estate Management and Development Segment had operating income of $10.0 million in the full year of 2018 compared to $6.6 million in the same period of 2017 also due to relative changes in the amount of development activities for the full year of 2018. Land sales revenue is generally recognized over time based on costs inputs, and land sales revenues are dependent on spending for development activities as we balance development requirements with home builder outputs during the year.   Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed.    Operating income in the full year of 2018 also includes $3.1 million of income in the first quarter related to the recognition of tax increment reimbursement note receivables.
Corporate expenses were 20% higher in the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily due to higher administrative costs and litigation fees and related costs in 2018, offset in part by lower environmental remediation and related costs in 2018.  Corporate expenses were 22% higher in the full year of 2018 compared to the same period in 2017, primarily due to higher administrative costs and litigation fees and related costs, somewhat offset by lower environmental remediation and related costs in 2018 compared to 2017. In May 2018, NL entered into a settlement agreement in the Santa Clara County, California ligation under which, as supplemented, we recognized a pre-tax $62 million ($40.7 million or $.12 per diluted share net of income taxes and noncontrolling interest) litigation settlement expense in the second quarter of 2018.  The settlement agreement is subject to a number of conditions.  Beginning in January 2018 as a result of the adoption of ASU 2016-01, we began recognizing the changes in fair value with respect to shares of Valhi common stock held by subsidiaries attributable to the noncontrolling interest in our results of operations, and such changes in fair value aggregated a $1.0 million unrealized loss in the fourth quarter and a $12.2 million unrealized loss in the full year 2018. In the first quarter of 2018 we sold two parcels of land not used in our operating activities for an aggregate pre-tax gain of $12.5 million ($9.5 million, or $.03 per diluted share, net of income taxes and noncontrolling interest).  In the third quarter of 2018 we recognized a pre-tax securities transaction gain of $12.5 million ($9.9 million, or $.03 per diluted share, net of income taxes) related to the sale of our interest in the Amalgamated Sugar Company LLC.

In September 2017, the Chemicals Segment voluntarily prepaid and terminated its term loan indebtedness using a portion of the proceeds from the September 2017 issuance by Kronos International, Inc., its wholly-owned subsidiary, of €400 million principal amount of 3.75% Senior Secured Notes due September 2025.  The Company's results in the third quarter of 2017 include a pre-tax charge of $7.1 million ($.01 per diluted share, net of tax and noncontrolling interest) related to such prepayment.

The Company’s income tax benefit in 2018 includes a third quarter net benefit of $112 million ($.33 per diluted share) related to the recognition of a non-cash deferred income tax benefit related to Valhi’s investment in Kronos and a fourth quarter charge of $4.0 million ($.01 per diluted share) related to a current cash income tax expense on global intangible low-tax income.

The Company’s income tax benefit in 2017 includes (i) a non-cash deferred income tax benefit of $186.7 million ($.32 per diluted share) as a result of the reversal of the deferred income tax asset valuation allowances associated with the Chemicals Segment’s German and Belgian operations ($16.3 million or $.03 per diluted share in the fourth quarter), (ii) a fourth quarter non-cash deferred income tax benefit of $18.7 million ($.03 per diluted share) as a result of the reversal of a deferred income tax asset valuation allowance related to certain U.S. deferred income tax assets of one of the Chemicals Segment’s  non-U.S. subsidiaries (which subsidiary is treated as a dual resident for U.S. income tax purposes), (iii) a fourth quarter provisional current income tax expense of $76.2 million ($.13 per diluted share) as a result of the Tax Cuts and Jobs Act (2017 Tax Act) enacted on December 22, 2017 for the one-time repatriation tax imposed on the post-1986 undistributed earnings of the Chemicals Segment’s non-U.S. subsidiaries, (iv) a fourth quarter non-cash deferred income tax benefit of $77.1 million ($.22 per diluted share) related to the revaluation of our net deferred income tax liability resulting from the reduction in the U.S. federal corporate income tax rate enacted as part of the 2017 Tax Act, (v) an aggregate income tax benefit of $11.8 million ($.02 per diluted share) related to the execution and finalization of an Advance Pricing Agreement between Canada and Germany, mostly in the third quarter, and (vi) a fourth quarter provisional non-cash deferred income tax expense of $5.3 million ($.01 per diluted share) related to a change in our conclusions regarding our permanent reinvestment assertion with respect to the post–1986 undistributed earnings of the Chemicals Segment’s European subsidiaries.

As previously reported, on January 26, 2018 we completed the sale of our Waste Management Segment, the results of operations of which have been reclassified to discontinued operations for all periods presented.  Discontinued operations in the full year of 2018 consists principally of a first quarter pre-tax gain on the disposal of this Segment of $58.5 million ($34.7 million, or $.10 per diluted share, net of income taxes).

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;

•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems (such as the Chemicals Segment’s new enterprise resource planning system);
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may or may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations;

•	The ultimate resolution of pending litigation (such as NL’s lead pigment litigation, environmental and other litigation);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components), waste management, and real estate management and development industries.

* * * * *

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2018	2017	2018
	(unaudited)

Net sales
Chemicals	$453.3	$349.4	$1,729.0	$1,661.9
Component products	25.1	27.4	112.0	118.2
Real estate management and development	17.5	11.9	38.4	40.0

Total net sales	$495.9	$388.7	$1,879.4	$1,820.1

Operating income

Chemicals	$123.8	$47.7	$358.5	$342.9
Component products	2.7	2.9	15.2	17.8
Real estate management and development	3.5	2.1	6.6	10.0

Total operating income	130.0	52.7	380.3	370.7

General corporate items:
Securities earnings	7.9	2.4	29.5	38.5
Insurance recoveries	.2	.4	0.4	1.3
Gain on land sales	-	-	-	12.5
Other components of net periodic pension and OPEB expense	(4.8)	(3.3)	(17.7)	(14.5)
Changes in market value of Valhi common stock held by subsidiaries	-	(1.0)	-	(12.2)
Litigation settlement expense	-	-	-	(62.0)
Loss on prepayment of debt	-	-	(7.1)	-
General expenses, net	(8.3)	(10.0)	(34.7)	(42.4)
Interest expense	(14.7)	(10.3)	(58.9)	(55.7)

Income from continuing operations before income taxes	110.3	30.9	291.8	236.2

Income tax expense (benefit)	(52.5)	2.5	(120.0)	(30.7)

Net income from continuing operations	162.8	28.4	411.8	266.9

Income (loss) from discontinued operations	(1.0)	(4.6)	(109.2)	34.1

Net income	161.8	23.8	302.6	301.0

Noncontrolling interest in net income
of subsidiaries	21.7	6.1	95.1	38.8

Net income attributable to Valhi stockholders	$140.1	$17.7	$207.5	$262.2

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME (Continued)
(In millions, except earnings per share)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2018	2017	2018
	(unaudited)
Amounts attributable to Valhi stockholders:

Income from continuing operations	$141.1	$22.3	$316.7	$228.1
Income (loss) from discontinued operations	(1.0)	(4.6)	(109.2)	34.1

Net income attributable to Valhi stockholders	$140.1	$17.7	$207.5	$262.2

Basic and diluted net income per share
Income from continuing operations	$0.41	$0.07	$0.93	$0.67
Income (loss) from discontinued operations	-	(0.01)	(0.32)	0.10

Net income attributable to Valhi stockholders	$0.41	$0.06	$0.61	$0.77

Basic and diluted weighted average shares outstanding	342.0	342.1	342.0	342.0

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES
(unaudited)

	Three months ended	Year ended
	December 31,	December 31,
	2018 vs. 2017	2018 vs. 2017

Percentage change in TiO2 net sales :
TiO2 product pricing	(2)%	13%
TiO2 sales volumes	(22)	(16)
TiO2 product mix	2	(4)
Changes in currency exchange rates	(1)	3

Total	(23)%	(4)%